Exhibit 10.3

First Amendment to the License Agreement effective as of December 29, 2003 between
XOMA Ireland Limited and Diversa Corporation

This first amendment ("First Amendment") to the License Agreement effective as of December 29, 2003 between XOMA Ireland Limited (assigned to XOMA (US) LLC) and Verenium Corporation (formerly known as Diversa Corporation and assigned to BP) (the "Agreement") is entered into by and between XOMA (US) LLC, a Delaware company with limited liability ("XOMA"), and BP Biofuels Advanced Technology Inc., a Delaware corporation ("BP") on October 28, 2014 (the "First Amendment Effective Date").

Background

1.	XOMA Ireland Limited and Diversa Corporation collaborated under the Agreement to discover the antibody known as gevokizumab.

2.	Diversa Corporation changed its corporate name to Verenium Corporation on June 20, 2007 and Verenium Corporation assigned the Agreement to BP on September 2, 2010 in connection with an asset purchase agreement.

3.	XOMA Ireland Limited assigned the Agreement to XOMA (US) LLC on August 12, 2013.

4.	The parties now wish to amend certain of the milestone, diligence and reporting terms in the Agreement in order to support the further development of gevokizumab.

5	Therefore, the parties hereby agree to the following:

Amendments to the Agreement

1.	The third Applicable Payment in section 4.3(i) of the Agreement is deleted in its entirety and replaced with the following:

Applicable Payment	First XOMA Project	Each Successive XOMA Project

"Enrollment of the last patient in the first Phase III clinical trial	$US750,000 with US$250,000 due within 30 days of the achievement of the milestone and the remaining US$500,000 due on February 1, 2017	$750,000

2.	The following new sentence is hereby added to the end of Section 5.7 of the Agreement:

"XOMA will use its commercially reasonable efforts to develop the first XOMA Development Product arising out of the first XOMA Project"

3.	The following new sentence is hereby added to the end of the first sentence in of Section 5.12 of the Agreement:

"Commencing on Jan 1, 2015, prior to the First Commercial Sale of a XOMA Development Product on which royalties are required to be paid hereunder, XOMA shall make semi-annual progress reports to DIVERSA."

4.	All other terms and conditions of the Agreement shall remain in full force and effect except to the extent that modification is necessary to reflect the amendments provided for above.

This First Amendment may be executed in any number of counterparts and all such counterparts shall constitute a single instrument. Delivery of an executed counterpart by facsimile or electronic transmission (in .pdf format or other electronic imaging) shall have the same force and effect as delivery of an original counterpart.

To evidence their agreement to this First Amendment's terms, the parties have executed and delivered this First Amendment as of the First Amendment Effective Date. This First Amendment will not be fully executed and binding on the parties unless and until authorized signatures of both parties are provided below.

XOMA (US) LLC		BP BIOFUELS ADVANCED TECHNOLOGY INC.

By:	/s/ James R. Neal	By:	/s/ Patrick Vagner
Name: James R. Neal		Name: Patrick Vagner
Title: VP, Business Development & Program Leadership		Title: Commercial Manager